Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-12
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P.
TO ACQUIRE NORTHERN CALIFORNIA
NATURAL GAS STORAGE FACILITY

Breinigsville, PA – July 24, 2007 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced that it had entered into a definitive agreement to acquire a natural gas storage facility located in northern California from an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) for total cash consideration of approximately $440 million. Consideration of approximately $428 million will be paid at the closing of the transaction and an additional $12 million will be paid to ArcLight upon receipt of approval from the California Public Utilities Commission (“CPUC”) for a storage cavern expansion project associated with the acquired assets, known as Kirby Hills Phase II. The Partnership expects to fund the acquisition on a permanent basis by issuing limited partnership units for approximately half of the purchase price and debt securities for the balance of the purchase price.

The Partnership, through a newly-formed subsidiary, Buckeye Gas Storage LLC, will acquire all of the membership interests in Lodi Gas Storage LLC (“LGS”) from an affiliate of ArcLight. Lodi Gas Storage owns and operates a storage facility located near Lodi, California, and an expansion facility known as Kirby Hills located approximately 45 miles west of the Lodi facility. The combined LGS facilities provide approximately 22 Bcf of working gas capacity and are connected to Pacific Gas and Electric’s intrastate gas pipelines that serve natural gas demand in the San Francisco and Sacramento areas.

Lodi Gas Storage has an application pending with the CPUC to permit an expansion of its Kirby Hills facility. Following construction expenditures of approximately $40 million in 2008, the Kirby Hills Phase II expansion project will provide up to an

(more)

approximate incremental 12 Bcf of working gas capacity. The project is projected to be in service by the end of 2008.

The purchase transaction is subject to customary closing conditions, including approval by the California Public Utilities Commission. The transaction is expected to close in the fourth quarter of 2007.

Forrest E. Wylie, Chairman, President and Chief Executive Officer of Buckeye GP LLC, said, “We are excited about the opportunity to enter into the natural gas storage business through the acquisition of these quality assets in northern California. These natural gas storage facilities will provide both business segment and geographical diversification to Buckeye’s existing business, which is centered on refined petroleum products pipelines and terminals in the northeastern and midwestern United States. The predominantly fee-based revenue associated with this storage cavern operation fits well with Buckeye’s existing risk profile, and the transaction is expected to be immediately accretive to the Partnership’s cash available for distribution. In addition, Lodi Gas Storage has a full complement of experienced natural gas storage operating and marketing professionals which will facilitate the integration and operation of the storage business following the closing of the transaction.”

Lehman Brothers acted as the exclusive financial advisor to the Partnership in connection with the transaction. The Partnership will discuss the transaction at its second quarter 2007 earnings conference call previously scheduled for 11:00 a.m. EST on Friday, July 27, 2007. A presentation concerning the LGS transaction will be posted on the Partnership’s website prior to the conference call at: http://www.buckeye.com/InvestorCenter/NewsReleases/tabid/83/Default.aspx.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. The Partnership also owns and operates 51 refined petroleum products terminals with an aggregate storage capacity of approximately 20.0 million barrels in Illinois, Indiana,

Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies. For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission and applicable state regulatory commissions; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) construction costs, unanticipated capital expenditures and operating expenses to expand, repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes. You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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